UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                       FNB FINANCIAL SERVICES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5)   Total fee paid:

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     [_]  Fee paid previously with preliminary materials:

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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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          4)   Date Filed:

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



                       FNB FINANCIAL SERVICES CORPORATION
                              202 South Main Street
                        Reidsville, North Carolina 27320

             ______________________________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
             ______________________________________________________

                             To Be Held May 16, 2002


      Notice is hereby given that the Annual Meeting of Shareholders of FNB Financial Services Corporation (the "Corporation") will be held as follows:

            Place:            Bryan Enrichment Center
                              6275 Bryan Park Road
                              Browns Summit, North Carolina

            Date:             Thursday, May 16, 2002

            Time:             1:00 P.M.


      The purposes of the Annual Meeting are:

      1. To elect five members of the Board of Directors, four of whom will serve for terms of three years and one of whom will serve a term of two years, or, in each case, until their successors are duly elected and qualified;

      2. To consider a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation's independent accountants for the year ending December 31, 2002; and

      3. To consider and act on any other matters that may properly come before the Annual Meeting.

      The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been set by the Corporation's Board of Directors as the close of business on April 3, 2002. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Corporation. We urge you to attend the Annual Meeting. It is extremely important that your shares be represented regardless of the number you own.

      EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, DATE, AND SIGN THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON.

                                          Sincerely,



                                          /s/Ernest J. Sewell
                                          -------------------
                                          Ernest J. Sewell
                                          President and Chief Executive
Officer April 12, 2002

                       FNB FINANCIAL SERVICES CORPORATION


                               ___________________

                                 PROXY STATEMENT
                               ___________________


                         Annual Meeting of Shareholders
                             To Be Held May 16, 2002


General

      This Proxy Statement is being distributed in connection with the solicitation by the Board of Directors of FNB Financial Services Corporation (the "Corporation") of appointments of proxy in the enclosed form for the 2002 Annual Meeting of Shareholders of the Corporation and any adjournments thereof (the "Meeting"). The Meeting will be held on Thursday, May 16, 2002, beginning at 1:00 o'clock, p.m., at the Bryan Enrichment Center, 6275 Bryan Park Road, Brown Summit, North Carolina.

      The Corporation's principal executive offices are located at 202 South Main Street, Reidsville, North Carolina 27320, and its telephone number is (336) 342-3346. This Proxy Statement is being mailed to the shareholders on April 12, 2002.

      As used in this Proxy Statement, the term "the Bank" refers to the Corporation's wholly-owned, North Carolina-chartered commercial bank subsidiary, FNB Southeast.

Voting of Appointments of Proxies; Revocation

      Ernest J. Sewell, President and Chief Executive Officer of the Corporation and the Bank, and Michael W. Shelton, Vice President of the Corporation and Senior Vice President of the Bank, are the named proxies in the enclosed appointment of proxy. Shares represented by each appointment of proxy, which is properly executed, returned, and not revoked, will be voted in accordance with the directions given. If no directions are given, those shares will be voted "FOR" the election of each of the nominees for director named in Proposal 1 and "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's independent accountants for the year ending December 31, 2002 as described in Proposal 2. Other than the matters listed on the attached Notice of the Meeting, the Board of Directors knows of no matters that will be presented for consideration at the Meeting. If, at or before the time of the Meeting, any nominee named in Proposal 1 becomes unavailable for any reason, the proxies will be authorized to vote for a substitute nominee. On such other matters as may properly come before the Meeting, the proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.

      You may revoke an appointment of proxy at any time before the shares represented by it have been voted by filing a written notice of revocation with the Secretary of the Corporation at the address above, by delivering to the Corporation a properly executed appointment of proxy bearing a later date, or by attending the Meeting and announcing your intention to vote in person. If you are a shareholder whose shares are not registered in your name, however, you will need appropriate documentation from your recordholder to vote personally at the Meeting.

Expenses of Solicitation

      The Corporation will pay the cost of preparing, assembling, and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mail, appointments of proxy may be solicited in person, by telephone by or by e-mail officers, directors, or employees of the Corporation or the Bank without additional compensation. The Corporation will reimburse brokerage houses and others holding shares in their names or the name of their nominees for their reasonable out-of-pocket expenses incurred in forwarding the Corporation's proxy materials to beneficial owners of its voting securities.

Record Date

      The Board of Directors has set April 3, 2002 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. You will be entitled to vote at the Meeting only if you were shareholder at the close of business on the Record Date or if you were a beneficial owner of shares at that time and you receive appropriate documentation for the recordholder of your shares permitting you to vote those shares.

Voting Securities

      The voting securities of the Corporation are the shares of its Common Stock, of which 40,000,000 shares were authorized and 4,599,114 shares were outstanding as of the Record Date. On such date there were approximately 1,249 shareholders of record.

Voting Procedures; Votes Required for Approval

      The representation in person or by proxy of a majority of the votes entitled to be cast is necessary to provide a quorum at the Meeting. At the Meeting, each shareholder will be entitled to cast one vote for each share of Common Stock held of record on the Record Date for each matter submitted for voting and, in the election of directors, for each director to be elected. In the event there are insufficient votes present at the Meeting for a quorum, the Meeting may be adjourned in order to permit the further solicitation of proxies.

      In voting for directors under Proposal 1, a nominee need only receive a plurality of the votes cast to be elected as a director. As a result, those nominees receiving the highest number of votes will be elected. You may not cumulatively vote your shares in the election of directors. Votes may be cast in favor of nominees or withheld. Withheld votes are not treated as votes cast and, therefore, will have no effect on the election of directors. The proposed ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent auditor requires that the number of votes cast for approval exceed the number of votes cast against approval. Brokers who hold shares in street name have the authority to vote on certain routine items when they have not received voting instructions from beneficial owners. A broker non-vote occurs on a particular proposal when the broker neither has such authority nor has received instructions on such proposal from the beneficial owner of such shares. Under North Carolina law, broker non-votes and abstentions are not treated as votes cast and, therefore, will have no effect on the vote for any proposal.

Amount and Nature of Beneficial Ownership of Voting Securities

      Set forth below is information, as of the Record Date, about the beneficial ownership of Common Stock by the Corporation's current directors and certain executive officers individually, and all current directors and executive officers of the Corporation as a group. As of that date no person or entity known to the management of the Corporation beneficially owned more than five percent of the outstanding Common Stock.

                                      Amount and Nature of      Percent of
Name                                  Beneficial Ownership(1)        Class
----                                  -----------------------        -----
Ernest J. Sewell                            151,539(2)               3.18%
Gary G. Blosser                              80,183(3)               1.74%
Charles A. Britt                             33,976(4)                 *

------------------------------


      1     Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned.

      2     Includes 123,956 shares which Mr. Sewell could purchase under presently exercisable options and as to which he is considered to have sole investment power only ("Option Shares").


      3     Includes 3,250 Option Shares held by Mr. Blosser.

      4     Includes 11,432 Option Shares held by Mr. Britt.

      5     Includes 11,694 Option Shares held by Mr. Dodson.

* Less than 1%.

Barry Z. Dodson                    20,898(5)                           *

O. Eddie Green                     38,879(6)                           *
Joseph H. Kinnarney                29,210(7)                           *
E. Reid Teague                      1,700                            1.22%
Elton H. Trent, Jr.                56,096(8)                           *
Kenan C. Wright                    24,888(9)                           *
Pressley A. Ridgill                 8,125(10)                          *
Richard L. Powell                  47,429(11)                        1.02%
All current directors and                                           10.14%
executive officers as a group (12 persons)(12)


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Directors, executive officers, and certain principal shareholders of the Corporation are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") to file reports with the Securities and Exchange Commission ("SEC") regarding the amount of and changes in their beneficial ownership of Common Stock. To the Corporation's knowledge, all its directors and executive officers complied with all applicable Section 16(a) filing requirements during 2001.

                       PROPOSAL 1. ELECTION OF DIRECTORS

      The Corporation's Board of Directors has fixed its number at nine members who are divided into three classes as nearly equal in number as possible. Each year, the shareholders elect the members of one of the three classes for terms of three years or until their respective successors are elected and qualified or their earlier resignation, death and removal. Five directors, however, are to

----------------------------------


      1     Includes 14,279 Option Shares held by Mr. Green.

      2     Includes 16,056 Option Shares held by Mr. Kinnarney.

      3     Includes 11,432 Option Shares held by Mr. Trent.

      4     Includes 19,249 Option Shares held by Mr. Wright.

      5     Includes 3,125 Option Shares held by Mr. Ridgill.

      6     Includes 46,691 Option Shares held by Mr. Powell.

      7 Includes an aggregate of 261,164 Option Shares held by current directors and executive officers.

be elected at the Meeting. E. Reid Teague was appointed to the Board to fill the vacancy created by the retirement of Dr. Clifton G. Payne as of December 31, 2001. Mr. Teague has been nominated by the Board for election to the remainder of Dr. Payne's term ending as of the 2004 Annual Meeting of Shareholders. The remaining four nominees have been nominated for election to three year terms ending as of the 2005 Annual Meeting of Shareholders. The Corporation's bylaws do not include procedures for nominations of directors. The Board will consider nominations made by shareholders if made a reasonable period in advance of the mailing of the proxy statement for the applicable annual meeting of shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE FOUR NOMINEES NAMED BELOW FOR A THREE-YEAR TERM OR, IN THE CASE OF MR. TEAGUE, FOR THE REMAINING TWO YEARS OF THE CLASS FOR WHICH HE IS NOMINATED.





                                Principal Occupation
Name and Age                   and Other Directorships        Director Since(1)
------------                   -----------------------        ----------------

Nominees:

FOR the Remainder of the
Term Ending in 2004:
E. Reid Teague, 52         President and Owner, Eden Oil Co.,         2002
                           Inc.
FOR a Three-Year
Term Ending in 2005:
Gary G. Blosser, 54        President and owner of STM Landscape       1999
                           Services, Inc. (landscaping
                           contractor)
Joseph H. Kinnarney, 48    Doctor of Veterinary Medicine;             1988
                           President and owner of Reidsville
                           Veterinary Hospital, Inc.
Elton H. Trent, Jr., 69    Vice Chairman of the Board of              1969
                           Directors of the Corporation;
                           Retired.
Kenan C. Wright, 49        President, The Wright Co. of N.C.,         1990
                           Inc. (general contractor)

-----------------------------

      1     Refers to the year in which a person first was elected or appointed as a director of the Corporation or, if prior to the Corporation's organization in 1984, the year in which such person first was elected a director of the Bank

Continuing Directors
Serving a Three-Year
Term Ending in 2003:
Ernest J. Sewell, 61        President and Chief Executive             1995
                            Officer of the Corporation and the
                            Bank.  Director of Annie Penn
                            Memorial Hospital.  Vice Chairman,
                            Rockingham County Airport Authority.
Charles A. Britt, 52        Pharmacist and owner of Carolina          1985
                            Apothecary, Inc. and Belmont
                            Pharmacy, Inc.
Barry Z. Dodson, 53         Certified public accountant and           1997
                            owner of Barry Dodson, CPA.
Serving a Three-Year
Term Ending in 2004:
O. Eddie Green, 67          Division Manager, Chandler Concrete       1970
                            Co., Inc. (concrete supplier)


      The Board has no reason to believe that any of the nominees for election will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of such other person or persons as they determine in their discretion. In no circumstance will any proxy be voted for more than five nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

Board of Directors of the Bank

      The Bank currently has a nine member board of directors comprised of the same persons who are the directors of the Corporation. Those persons elected to the Board of the Corporation at the Meeting will be re-elected by the Corporation as directors of the Bank.

Meetings of the Board of Directors and its Committees

      The Board of Directors held twelve regular meetings during 2001. All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees on which they served during 2001.

      The Board of Directors has several standing committees, including an Audit Committee and a Compensation Committee, but it does not have a Nominating Committee. The voting members of these Committees are appointed by the Board of Directors annually from among its members. Additionally, certain officers of the Corporation and the Bank are appointed to serve as non-voting, advisory members of certain committees.

      The current members of the Audit Committee are Mr. Dodson, who serves as Chairman, and Messrs. Blosser and Wright. These members are believed to be "independent" as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc., a condition to the qualification for quotation of the Corporation's Common Stock on The Nasdaq Stock Market. The Audit Committee meets as needed and, among other responsibilities, oversees the independent auditing of the Corporation, the system of internal controls that management has established and the Corporation's internal audit functions, and the quarterly and annual financial information to be provided to shareholders and the SEC. In addition, the Committee nominates the Corporation's independent auditor for selection by the Board. The Audit Committee met four times during the fiscal year ended December 31, 2001.

      The Compensation Committee is composed of Mr. Wright, Chairman, and Messrs. Dodson, Green, Wright and Kinnarney. This Committee administers the Corporation's compensation program and has responsibility for matters involving the compensation of executive officers of the Corporation and the Bank. The Committee also makes recommendations to the Board of Directors regarding the adoption of and amendments to employee benefit plans. All actions of the Compensation Committee are subject to review by the full Board of Directors. The Compensation Committee met four times during 2001.

Director Compensation

      Directors who are officers of the Corporation or the Bank do not receive any additional compensation for their service as directors. During 2001, each director of the Corporation received a retainer of $6,000. Additionally, directors received a fee of $450 for each meeting of the Board of Directors attended (except that the Chairman of the Board received a fee of $500 per meeting attended) and $200 for attendance at each meeting of a committee of the Board of Directors.

      In order to increase the stock ownership of directors in the Corporation, the directors are eligible for awards under the Corporation's Stock Compensation Plan and Omnibus Equity Compensation Plan. An award of options to acquire 6,000 shares was made to each director in 2001 under these Plans.

      All of the Corporation's directors are eligible to participate in the Corporation's Deferred Compensation Plan, which is intended to provide additional financial incentives and retirement security for the directors and certain senior management employees, and to allow for deferral of up to 100% of directors' fees. Under this Plan, deferred compensation is invested in a menu of mutual fund options offered under a Trust Agreement though Morgan Trust Company.

Board retainer and attendance fees will remain unchanged in 2002. It is anticipated that directors will be granted stock options in 2002 under terms similar to those under which grants were made during 2001.

Executive Officers

      The following table sets forth certain information with respect to the persons who are the current executive officers of the Corporation or the Bank, or both.

                                           Position           Employed by the
                                              and             Corporation or
       Name               Age             Occupation          the Bank Since
       ----               ---             ----------          --------------
Ernest J. Sewell          61      President, Chief                 1995
                                  Executive Officer and
                                  Director of the
                                  Corporation and the Bank.
Pressley A. Ridgill       49      Executive Vice President    November 2000
                                  and Chief Operating
                                  Officer of the
                                  Corporation and the
                                  Bank.  He previously was
                                  Executive Vice President
                                  and Chief Financial
                                  Officer of First
                                  Commerce Bank,
                                  Charlotte, North
                                  Carolina.
Richard L. Powell         50      Senior Vice President of         1986
                                  the Corporation and the
                                  Bank.
Michael W. Shelton        40      Vice President,                  1996
                                  Secretary and Treasurer
                                  of the Corporation;
                                  Senior Vice President
                                  and Chief Financial
                                  Officer of the Bank.

Management Compensation

      The executive officers of the Corporation are not paid salaries by the Corporation. Each of them is also an executive officer of the Bank and receives cash compensation from the Bank.

      The following table sets forth for the years shown the cash and other compensation paid to, received or deferred by, or accrued for the benefit of the Bank's President and Chief Executive Officer and each of its other executive officers whose annual salary and bonus in 2001 exceeded $100,000 (the "named executive officers").

                                         SUMMARY COMPENSATION TABLE



                                                                                                            All
                                                                                                    Other Compensation
                               Annual Compensation            Long-Term Compensation                     ($)(4)
                    ----------------------------------------  ------------------------------------- -------------------

                                                                         Awards            Payouts
                                                                ----------------------    --------

                                                    Other       Restricted   Securities     LTIP
                                                    Annual      Stock        Underlying   Payouts
Name and Principal            Salary     Bonus   Compensation   Awards       Options/SARs
Position              Year     ($)(1)   ($)(2)       ($)           ($)       (in shares)  ($)(3)
--------              ----     ------   ------  -------------   -----------  ----------   --------



Ernest J. Sewell,     2001    268,770   80,325       ---           ---        22,500        ---        17,071
President and         2000    255,000   90,000       --            --           --        257,370      17,071
Chief Executive       1999    240,000   74,250       --            --         35,000        --         17,071
Officer

Pressley A.           2001    130,000     --         --            --         14,000        --           --
Ridgill, Executive    2000     16,250     --         --            --          7,500        --           --
Vice                  1999      --        --         --            --           --          --           ---
President/Chief
Operating Officer
(5)

Richard L. Powell,    2001     82,742   13,450       ---           ---         8,500        ---         5,670
Senior Vice           2000     79,179   15,000       --            --           --         82,036       5,670
President             1999     73,655   14,597       --            --         11,000        --          5,670
Support Services

_______________
(1) Consists of salary payable to the officer, including portions of salary deferred at the officer's election.
(2) Consists entirely of cash bonuses paid to the executive officer under the Annual Management Incentive Plan.
(3) Represents payment with respect to 1999 under a long-term incentive plan that terminated on December 31, 1999.
(4) The amount listed for each officer includes the present value of the yearly interest forgone on the non-term premium paid under split-dollar life insurance arrangements with the officer.
(5)   Mr. Ridgill was first employed by the Corporation in November of 2000.

      Awards were made to the named executive officers under the Corporation's Omnibus Equity Compensation Plan or during the year ended December 31, 2001 as follows:

                            OPTION/SAR GRANTS DURING YEAR ENDED DECEMBER 31, 2001



                                          Individual Grants
                  -----------------------------------------------------------------------

                                                                                              Potential
                                                                                           Realizable Value
                   Number of                                                                  at Assumed
                   Securities     Percent of Total                                          Annual Rates of
                   Underlying      Options Granted                                            Stock Price
                   Options         to Employees in  Exercise or Base                        Appreciation For
                   Granted            FiscalYear      Price Per Share  Expiration Date(1)    Option(Term2)
                   -------            ----------      ---------------  ------------------    -------------

Ernest J. Sewell         7,500           5.95%            $11.94           3/15/11          $56,300/$142,700
                        15,000          11.90              13.01           9/20/11          122,800/311,000

Pressley A.              5,000           3.97              11.94           3/15/11           37,500/95,100
Ridgill                  9,000           7.14              13.01           9/20/11          73,600/186,600

Richard L. Powell        2,500           1.98              11.94           3/15/11           18,800/47,600
                         6,000           4.76              13.01           9/20/11          49,100/124,400


      (1)Options become exercisable in installments of 25% on each anniversary following the date of grant, and thereafter may be exercised in whole or part at any time prior to the expiration date.

      (2)Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the SEC and are not intended to forecast future appreciation of the stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of the Common Stock to date.

                       AGGREGATED OPTION EXERCISES IN 2001
                     AND OPTION VALUES AT DECEMBER 31, 2001

      The following table sets forth certain information concerning options to purchase Common Stock held by the named executive officers during the year ended December 31, 2001, the aggregate value of gains on the date of exercise, and the value of unexercised options as of December 31, 2001.



                                                    Number of Securities           Value of Unexercised
                                                    Underlying Unexercised         In-the-Money Options at
                                                    Options at December            December 31,
                                                        31, 2001(#)                     2001($) (1)
                     Shares                        -----------------------------   -----------------------------
                     Acquired on
                     Exercise        Value
Name                 (#)             Realized ($)   Exercisable    Unexercisable   Exercisable     Unexercisable
----                 ---             ------------   -----------    -------------   -----------     -------------



Ernest J. Sewell     0               0              123,956        41,875          254,615               0

Pressley A. Ridgill  0               0                  3,125      18,375              9,919             0

Richard L. Powell    0               0                46,691       14,375          107,224               0

____________________

(1) Value is based on the difference between the exercise price and the closing price of the Corporation's Common Stock on December 31, 2001 of $14.55.

Pension Plans

      The Corporation maintains a funded, qualified defined benefit pension plan in which substantially all full-time employees of the Corporation and its subsidiaries who have been continuously employed for a period of twelve months participate (the "Employees' Pension Plan") and an unfunded, non-qualified defined benefit pension plan known as the Benefit Equivalency Plan for certain senior management employees (collectively the "Pension Plans"). The amount of "compensation" covered by the Pension Plans each year is a participant's annual base salary and bonus. At his or her retirement, a participant's annual benefit under the Pension Plans is based on his or her average covered compensation for any five consecutive plan years during the last ten years preceding normal retirement age ("Final Average Compensation"), supplemented in the case of those employees participating in the Benefit Equivalency Plan by amount equal to 3.25% (in the case of Mr. Sewell by an amount equal to 6%), of the participant's Final Average Compensation multiplied by his or her years of service.

      The table below sets out the estimated annual pension benefit payable under the Pension Plans for a participant at age 65 for various levels of Final Average Compensation and years of service, as supplemented in the case of those employees participating in the Benefit Equivalency Plan. The benefits payable under the Benefit Equivalency Plan are fully offset by benefits paid under the Employees' Pension Plan and are partially offset by Social Security benefits. The table does not reflect these offsets.




           Final                             Years of Service
   Average Compensation
   --------------------
                               5 Years      10Years      15Years     20+Years
                               -------      -------      -------     --------
$100,000.................      16,300       32,500       48,800       65,000
  150,000................      24,400       48,800       73,100       97,500
  200,000................      32,500       65,000       97,500      130,000
  250,000................      40,600       81,300       121,900     162,500
  300,000................      48,800       97,500       146,300     195,000
  350,000................      56,900       113,800      170,600     227,500
  400,000................      65,000       130,000      195,000     260,000
  450,000................      73,100       146,300      219,400     292,500
  500,000................      81,300       162,500      243,900     325,000

      The covered compensation of the named executive officers under the Pension Plans for 2000 is set forth in the Annual Compensation column of the Summary Compensation Table. The years of service for each of the named executive officers under the Pension Plans (rounded to the nearest whole number) as of December 31, 2001 are: Mr. Sewell, seven years; Mr. Ridgill, one year; and Mr. Powell, fourteen years.

Change in Control, Severance and Employment Arrangements

      In May of 1995, Mr. Sewell, President and Chief Executive Officer, entered into an Employment Agreement with the Corporation and the Bank. The Agreement has a three-year rolling term, meaning that its term is automatically extended each month so that a three-year term remains in effect, unless either party terminates the Agreement in accordance with its provisions. The Agreement provides for an initial annual base salary of $110,000 (increased to $278,850 as of January 1, 2002), plus a number of benefits, including participation in various compensation plans offered to the Corporation's employees and senior management. These plans include the Corporation's Omnibus Equity Compensation Plan, Annual Management Incentive Plan, and the Benefit Equivalency Plan (supplemental executive retirement). Mr. Sewell is also a participant in the Corporation's Deferred Compensation Plan. The Agreement also provides that the Corporation will maintain a split-dollar life insurance agreement with Mr. Sewell, and together with Mr. Sewell, maintain a related life insurance policy owned by Mr. Sewell providing $500,000 of coverage on the life of Mr. Sewell for the benefit of his estate, beneficiaries designated by him, and/or trusts created by him. Under this Agreement, if there is a "change in control" of the Corporation, Mr. Sewell may, under certain circumstances, terminate his employment with the Corporation and the Bank, and thereafter continue to receive his annual base salary for a period of two years and eleven months, in addition to any other benefits to which he is entitled under the Agreement.

      The Board of Directors has previously adopted a Stock Compensation Plan and an Omnibus Equity Compensation Plan. As discussed more fully in the Compensation Committee Report, the stock options awarded under these Plans to the Corporation's officers and directors grant such persons the right to acquire up to a specified number of the Corporation's shares at certain times in the future at a fixed price, and thereby reward the recipients for their contribution to increases in the price of the Corporation's shares. In the event of a "change in control" or a "potential charge of control" of the Corporation, benefits under these Plans vest and become vested and exercisable immediately.

      The Board of Directors has adopted two severance policies for the senior officers of the Corporation and the Bank. Under the first severance policy, any officer (other than an officer covered by a currently effective severance agreement) who has been employed for five years or more and who has attained the office of Senior Vice President or above is entitled to receive salary continuation payments at his or her then salary level if his or her employment by the Corporation or the Bank is terminated "without cause." Any officer covered by the policy would also be entitled to payments in the event of a "change in control" of the Corporation or the Bank and if the officer is not offered a position with the Corporation or the Bank, or the successor of either, at the officer's current salary, that does not require the officer to maintain an office more than 25 miles from his or her office before the "change in control". Any officer employed for less than ten years would receive payments for one year, any officer employed for more than ten years but less than 15 years would receive monthly payments for 18 months, and any officer employed for more than 15 years would receive payments for two years.

      The second severance policy also covers officers who have attained the level of Senior Vice President or above, have been employed by the Bank for less than five years and are recommended for participation by the Chief Executive Officer and the Board of Directors. Senior officers subject to this second policy receive payments only if they are terminated as a result of a "change in control." Any officer employed for less than three years would receive monthly payments for six months, and any officer employed for more than three years but less than five years would receive monthly payments for nine months. In the case of Mr. Ridgill, by agreement the monthly payment period would be twelve months.

      Under both severance policies, payments to any officer would immediately cease if the officer became an officer, director, employee, consultant, or more than one percent owner of any bank or savings and loan institution within 50 miles of the Corporation's home office and in connection with such position is responsible for soliciting or servicing depositors, borrowers or other customers. No amounts have ever been paid under either severance policy.

      The Board of Directors has annually adopted for a number of years an Annual Management Incentive Plan. Annual incentives exist as a means of linking compensation to objective performance criteria that are within the control of the executive officers. Under the Annual Management Incentive Plan, certain of the Corporation's officers and management employees are awarded incentive compensation, based in part on the Corporation's achievement of specified goals, such as a minimum net income, over a specified period (generally one calendar year) and the officer's achievement of certain goals relating to the functions of the particular officer. If the Corporation does not meet the specified goals, discretionary awards may be made to certain officers and management employees if they meet planned individual goals during the specified period, as recommended by the Chief Executive Officer of the Corporation.

      Certain highly compensated employees of the Corporation, including Mr. Sewell, are eligible to participate in the Corporation's Benefit Equivalency Plan, which is a supplemental executive retirement plan, intended to "make whole" those employees whose compensation under the Corporation's Employees' Pension Plan is limited by applicable governmental restrictions due to their compensation level. This Plan generally provides benefits equal 3.25%, 6% in the case of Mr. Sewell, of a participant's Final Average Compensation at age 65, multiplied by the participant's years of service, and reduced by the amount of benefits payable upon retirement under the Pension Plan and one-half of the primary Social Security benefit. The Plan includes certain early retirement benefits.

Compensation Committee Interlocks and Insider Participation

      The current members of the Compensation Committee are Mr. Wright, who serves as Chairman, and Messrs. Dodson, Green and Kinnarney. No executive officer of the Corporation or Bank serves on the compensation committee or as a director of another entity of which an officer or director serves on the Compensation Committee of the Corporation.

Compensation Committee Report

      General. It is the policy of the Compensation Committee to provide and maintain a fully competitive, performance-based compensation program that will enable the Corporation and the Bank, to attract, motivate and retain qualified executive officers.

      During 2001, the Corporation's executive compensation program provided for annual compensation consisting of base salaries combined with cash incentive bonuses based on the Corporation's financial performance, and long-term compensation consisting of periodic stock option awards. The Corporation also provided certain other compensation plans customary for companies of comparable size. The annual and long-term compensation programs are intended to be competitive with median levels of incentive compensation paid by the Corporation's competitors and were developed based upon an analysis of surveys of compensation programs of financial institutions of similar size and characteristics in North Carolina and the southeast United States as reported in various sources, including the North Carolina Bankers Association Survey and the Bank Administration Institute Survey.

      The Committee provides recommendations regarding the compensation of Mr. Sewell, the President and Chief Executive Officer of the Corporation and the Bank, to the Board of Directors for its consideration. In addition, the Committee also sets forth recommendations involving compensation policies, incentive compensation, long term equity participation and benefit plans generally. The Committee delegates to Mr. Sewell the responsibility to determine appropriate levels of salaries and incentive bonuses for the other officers in the Corporation and the Bank, including the other named executive officers, within ranges approved by the Committee. Primary consideration is given to individual performance and to attainment of individual goals and objectives that are established at the beginning of each year. Additional consideration is given by both the Committee (with regard to Mr. Sewell) and Mr. Sewell (with regard to other officers) to the demonstration of the leadership skills needed to enable the Corporation to achieve the business objectives set forth by the Board of Directors.

      The following is a discussion of each element of the compensation program for 2001 with respect to Mr. Sewell and the other named executive officers.

      Annual Compensation Program. The 2001 base salary for Mr. Sewell was set on an objective basis by the Board of Directors based on the recommendation of the Compensation Committee using specific performance criteria within a range determined by the Committee to be competitive. The Committee concluded his prior achievements and those of the other executive officers were significant in terms of the Corporation's growth and profitability and that Mr. Sewell's 2001 base salary level was reasonable and in accordance with the salary administration guidelines prepared from peer group data.

      The 2001 salaries of the other executive officers were set, within ranges approved by the Compensation Committee, by Mr. Sewell based on his evaluation of the performance and levels of responsibility of each officer and the officer's contribution to the Corporation's financial performance for the prior fiscal year. The salary ranges were set by the Compensation Committee based on its evaluation of the level of demands and responsibility required by each executive position, the officers' prior achievements, and the levels of compensation paid by financial institutions of comparable size for similar positions.

      The cash incentive bonuses paid for 2001 to Mr. Sewell and to each of the other executive officers were determined under the terms of the 2001 Annual Management Incentive Plan based on the Corporation's 2001 financial performance, measured in terms of the Corporation's net income and each participant's individual performance in achieving profit center, cost efficiency, loan production, and other similar operational goals. The Annual Management Incentive Plan uses a "target bonus" approach to determine the size of each eligible employee's bonus. A participant's base salary and salary grade as of the first day of the fiscal year is used to determine such participant's target bonus. During 2001, individual target bonuses, as a percentage of annual base salary, ranged from a low of 6% to a high of 35%. The overall bonus fund is the sum of the target bonuses of all participants. Actual bonus amounts for participants in the Annual Management Incentive Plan may be higher or lower than their target bonus amounts and are based upon a comparison of the Corporation's actual performance to the designated performance measures. The maximum bonus for any participant generally may not exceed 130% of his or her target bonus. Additionally, the Corporation's total net income for the fiscal year must exceed a minimum threshold amount in order for any bonuses to be paid under the Annual Management Incentive Plan. Payment of bonuses under the Annual Management Incentive Plan are made annually within 30 days of the end of the fiscal year. For the year ended December 31, 2001, the Corporation met a majority of the designated performance measures, resulting in an overall bonus fund of 45.6% of target bonuses.

      Other forms of annual compensation paid to executive officers in 2001 include the Corporation's matching contributions to the account of each executive officer under the 401(k) Plan. The matching contributions for Mr. Sewell and the other executive officers were based on a formula contained in the terms of the 401(k) Plan and were not related to the Corporation's or the individual officer's performance for the year.

      Long-Term Compensation Program. To enable the Corporation to attract, retain and motivate key employees and directors, the Board of Directors adopted and the shareholders approved the Omnibus Equity Compensation Plan ("Omnibus Plan"). The Omnibus Plan was approved by the shareholders of the Corporation at their 1996 Annual Meeting, and amended and restated by a vote of the shareholders at the 2001 Annual Meeting, and has a ten-year term. The objective of the Omnibus Plan is to provide the Board of Directors with the means to reward achievement of long-term goals in a manner more flexible than that provided by the Corporation's previous long-term incentive compensation arrangements. Under the Omnibus Plan, restricted stock, stock options, performance shares (payable in cash, restricted stock, or unrestricted stock) deferred stock, stock appreciation rights, stock awards and other stock-based awards may periodically be granted in various combinations to key officers and directors. The Omnibus Plan is administered by the Compensation Committee. Each recipient of an award under the Omnibus Plan must enter into a written agreement with the Corporation setting forth the restrictions, terms, and conditions of that particular award.

      While no formal system is employed in determining the number of awards granted, the Committee does consider the individual's level of responsibility and the number of previously awarded awards. The number and frequency of the grants are in line with the Corporation's industry competitors based on survey information and data compiled by the consultant engaged by the Committee.

      The Corporation also provides Mr. Sewell and certain officers the same benefits that are afforded to all of Corporation's employees, including matching contributions under a defined contribution plan, retirement benefits under the Company's Pension Plans and group insurance covering health, life and disability. Also, Mr. Sewell and selected executive officers participate in the Benefit Equivalency Plan. Mr. Sewell is also provided with a split-dollar insurance policy under his Employment Agreement, and certain other executive officers also are provided with split-dollar insurance policies. These plans and benefits are reasonable and frequently provided by other similar sized financial institutions, and are considered by the Committee as part of a total compensation program.

      The Committee carefully reviewed the salary and benefit recommendations made to the Board of Directors with the assistance and advice of an outside consulting organization and believes all approved increases and benefit grants were in line with independently compiled survey information. The Board of Directors believes that these executive officer compensation policies and programs effectively promote the Corporation's interests and enhance shareholder value.

      This report is submitted by the following members of the Compensation Committee of the Board of Directors as of the time period in which the foregoing actions of the Committee were taken:

                           COMPENSATION COMMITTEE
BARRY Z. DODSON                         KENAN C. WRIGHT, CHAIRMAN
O. EDDIE GREEN                          JOSEPH H. KINNARNEY

Performance Table

      The following table illustrates the cumulative total shareholder return on the Corporation's Common Stock over the five-year period ended December 31, 2001 and the cumulative total return over the same period on The Nasdaq Stock Market Index (U.S.) and The Carson Medlin Company Independent Bank Index of 23 independent community banks located in seven southeastern states, with assets averaging approximately $641 million. The table assumes $100 originally invested on December 31, 1996 and that all subsequent dividends were reinvested in additional shares.


                      FNB FINANCIAL SERVICES CORPORATION
               Comparison of Cumulative Total Shareholder Return
                            Years Ended December 31


                       [GRAPHIC-CHART PLOTTED POINT BELOW]


                              1997      1998      1999       2000     2001
                              ----      ----      ----       ----     ----
FNB Financial Services
Corporation                  100        201     134     88      87      131
Independent Bank Index(1)    100        148     154     140     139     165
Nasdaq Index                 100        122     173     321     193     153

_______________

      (1) The Carson Medlin Company Independent Bank Index is a published industry index of the total return to shareholders over the past five years of 23 similarly-sized independent community banks located in the Southeastern United States.

      PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2.

      The firm of PricewaterhouseCoopers LLP, certified public accountants ("PWC"), has been appointed by the Board of Directors to serve as the Corporation's independent accountants for 2002, and a proposal to ratify that appointment will be introduced at the Meeting. The firm has served as the Corporation's independent accountants since 1998. If shareholders do not ratify this selection, the Board of Directors will reconsider the appointment.

      Representatives  of PWC are expected to be present at the Annual Meeting
and  available  to  respond  to  appropriate  questions,   and  will  have  an
opportunity to make a statement if they so desire.

Audit Fees

      The aggregate fees (including related out-of-pocket expenses) billed for professional services rendered by PWC in connection with the audit of the Corporation's annual financial statements for the December 31, 2001 fiscal year, its review of the financial statements included in the Corporation's Forms 10-Q filed during 2001, and related services were $67,300.

All Other Fees

      In addition to the fees outlined above, PWC billed fees in the amount of $187,100 for additional services rendered during the fiscal year ended December 31, 2001, including internal audit services, tax preparation and consulting services, audit of benefit plans, and systems conversion reviews. The Audit Committee has determined that the provision of these services is compatible with maintaining PWC's independence.

                           REPORT OF AUDIT COMMITTEE

      The Company has adopted a written charter for the Audit Committee, included as Appendix A to the Corporation's Proxy Statement for its 2001 Annual Meeting of Shareholders which was filed with the SEC on April 17, 2001. The charter is reviewed annually, and amended as needed, by the Committee. The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards 61 (Communication With Audit Committee). In addition, the Committee has received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1, and has discussed with PWC the firm's independence in providing audit services to the Company. Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.


                            Barry Z. Dodson, Chairman
                                 Gary G. Blosser
                                 Kenan C. Wright


                          TRANSACTIONS WITH MANAGEMENT

      The Bank has had, and expect to have in the future, lending transactions in the ordinary course of business with many of the Corporation's and the Bank's officers and directors and with associates of such persons. All loans and commitments included in such transactions during 2001 were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                            PROPOSALS OF SHAREHOLDERS

      It currently is expected that the 2003 Annual Meeting of Shareholders will be held during May of 2003. Any proposal of a shareholder which is intended to be presented at the 2003 Annual Meeting must be received by the Corporation at its principal executive officer in Reidsville, North Carolina, not later than December 13, 2002 in order to be included in the Corporation's proxy statement and form of appointment of proxy to be issued in connection with that meeting.

      Any proposal not intended to be included in the proxy statement and appointment of proxy for the 2003 Annual Meeting, but intended to be presented at that Annual Meeting must be received by the Corporation in writing at its principal executive office in Reidsville, North Carolina no later than March 3, 2003.

      The Annual Report on Form 10-K of the Corporation for the year ended December 31, 2001, which includes financial statements audited and reported upon by the Corporation's independent auditor, as well as the 2001 Annual Report to shareholders, are being mailed along with this Proxy Statement. It is not intended, however, that such financial statements, the report thereon or the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

      THE FORM 10-K FILED BY THE CORPORATION WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO: FNB FINANCIAL SERVICES CORPORATION, POST OFFICE BOX 2037, REIDSVILLE, NORTH CAROLINA 27320-2037, ATTENTION: MICHAEL W. SHELTON (336-634-4775).


                                       20
                             REVOCABLE PROXY
                      FNB FINANCIAL SERVICES CORPORATION


                        ANNUAL MEETING OF SHAREHOLDERS
                                 May 16, 2002

                   This Appointment of Proxy is Solicited on
                       Behalf of the Board of Directors


      The undersigned hereby appoints Ernest J. Sewell and Michael W. Shelton, and each of them, as attorneys and proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote as directed below all the shares of Common Stock of FNB Financial Services Corporation (the "Corporation") held of record by the undersigned on April 3, 2002 at the Annual Meeting of Shareholders of the Corporation to be held on May 16, 2002 and any adjournments thereof. The undersigned hereby directs that such shares be voted as follows:

1.    ELECTION OF DIRECTORS:  FOR         WITHHOLD          FOR ALL
                                                             EXCEPT
                             [ _ ]          [ _ ]             [ _ ]

      Nominees:

      Gary G. Blosser, Joseph H. Kinnarney, Elton H. Trent, Jr. and Kenan C. Wright for three year terms, and E. Reid Teague for a two year term.

      INSTRUCTION: To withhold authority to vote for an individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

      ________________________________________________________________________


2. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR 2002.


      FOR               WITHHOLD                FOR ALL
                                                EXCEPT
      [ _ ]              [ _ ]                   [ _ ]


3. OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

      The shares represented by this Appointment of Proxy will be voted as directed above. In the absence of any direction, such shares will be voted by the proxies "FOR" the election of each of the nominees for director as listed in Proposal 1 by casting an equal number of votes for each such nominee and "FOR" Proposal 2 above. If, at or before the time of the Annual Meeting, any nominee listed in Proposal 1 becomes unavailable for any reason, the proxies are authorized to vote for a substitute nominee.

      Please sign exactly as your name(s) appears on this card. If shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a limited liability company, please sign in the company's name by manager.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY


        Please be sure to sign and date this Appointment of Proxy below.


        ________________________________________________________________
                                     Date:

        ________________________________________________________________
                             Shareholder sign above

        ________________________________________________________________
                         Co-holder (if any) sign above

                              SHAREHOLDER BALLOT
________________________________________________________________________________

                      FNB FINANCIAL SERVICES CORPORATION
                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 16, 2002
________________________________________________________________________________

      The undersigned hereby casts the following votes at the Annual Meeting of Shareholders of FNB Financial Services Corporation (the "Company"), held at Bryan Enrichment Center, 4275 Bryan Park Road, Browns Summit, North Carolina, on May 16, 2002, at 1:00 p.m., Eastern Time:



                                                           FOR     VOTE WITHHELD
                                                          [ _ ]         [ _ ]
1.The election of Gary G. Blosser, Joseph H. Kinnarney,
Elton H. Trent, Jr. and Kenan C. Wright as directors of the Company for three year terms ending as of the 2005
Annual Meeting of Shareholders of the Company and E.
Reid Teague as a director of the Company for the remainder of a term ending as of the 2004 Annual Meeting of Shareholders of the Company, or, in each case, until their successors are duly elected and qualify.

      INSTRUCTION: To withhold your vote for either individual nominee, write that nominee's name in the space provided below.

                                                FOR         AGAINST    ABSTAIN
                                               [ _ ]         [ _ ]       [ _ ]
2.  The ratification of the appointment of


PricewaterhouseCoopers LLP as the independent accountants of the Company for the 2002 fiscal year.



Dated:      May 16, 2002





_____________________________            _______________________________________
PRINT NAME OF SHAREHOLDER                 SIGNATURE OF SHAREHOLDER

                                     BALLOT

                           (Selection of Accountants)
________________________________________________________________________________

                       FNB FINANCIAL SERVICES CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 16, 2002
________________________________________________________________________________

      The undersigned hereby casts the following votes at the Annual Meeting of Shareholders of FNB Financial Services Corporation (the "Company"), held at Bryan Enrichment Center, 6275 Bryan Park Road, Browns Summit, North Carolina, on May 17, 2001, at 1:00 p.m., Eastern Time:

                                                  FOR         AGAINST    ABSTAIN
                                                 [ _ ]         [ _ ]       [ _ ]


The ratification of the appointment of
PricewaterhouseCoopers LLP as the independent accountants of the Company for the 2001 fiscal year.






Dated:      May 16, 2002





_____________________________            _______________________________________
PRINT NAME OF SHAREHOLDER                 SIGNATURE OF SHAREHOLDER